Exhibit 99

FOR IMMEDIATE RELEASE

June 26, 2013

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2013 RESULTS

Worldwide Net Sales Increased to $17.8 Billion; Adjusted Diluted EPS Grew to $2.69

Company Sees Innovation-fueled Growth in Fiscal 2014

MINNEAPOLIS, MINN.— General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 26, 2013. Contributions from new businesses in fiscal 2013 primarily reflect results for Yoki Alimentos in Brazil and Yoplait International.

Fiscal 2013 Results Summary

•	Net sales grew 7 percent to $17.8 billion. New businesses contributed 6 points of net sales growth. Excluding new businesses, net sales grew 1 percent.

•	Segment operating profit grew 6 percent to $3.2 billion.

•	Diluted earnings per share (EPS) totaled $2.79, up 19 percent from $2.35 a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $2.69 compared to $2.56 a year ago.

General Mills Chairman and Chief Executive Officer Ken Powell said, “Our 2013 results reflect good growth from established product lines and important contributions from new businesses added during the year. Each of our three operating segments posted profit growth. Our cash flow from operating activities rose 22 percent, and we returned nearly $1.9 billion in cash to shareholders through dividends and share repurchase activity. In addition, we exited the year with momentum that enabled us to finish 2013 a bit better than our original estimates.”

Fiscal 2013 net sales increased 7 percent to $17.8 billion. Pound volume contributed 9 points of net sales growth, primarily reflecting the addition of new businesses. Net price realization and mix reduced net sales growth by 1 percentage point. Foreign currency exchange also reduced net sales growth by 1 point. Gross margin excluding mark-to-market effects was below prior-year levels, reflecting changes in business mix (Please see Note 11 for reconciliation of this non-GAAP measure). Advertising and media expense of $895 million was 2 percent below strong year-ago levels. Total segment operating profit increased 6 percent to $3.2 billion (Please see Note 11 for reconciliation of this non-GAAP measure). Earnings attributable to General Mills totaled $1.9 billion and diluted EPS totaled $2.79. Adjusted diluted earnings per share totaled $2.69 compared to $2.56 a year ago. (Please see Note 11 for reconciliation of this non-GAAP measure).

Products making the strongest contributions to U.S. Retail segment net sales growth in 2013 included new items such as Honey Nut Cheerios Medley Crunch cereal, Yoplait Greek 100 calorie yogurt and Nature Valley Protein Bars, along with established brands including Lucky Charms cereal, Progresso ready-to-serve soups, Fiber One snack bars, Totino’s frozen snacks, and Pillsbury refrigerated baked goods. For the international segment, double-digit growth by Haagen Dazs ice cream and Wanchai Ferry frozen dim sum in China, and the newly acquired Yoki and Kitano brands in Brazil, led the overall sales increase. In the Bakeries and Foodservice segment, items including Chex Mix snack varieties, Pillsbury heat-and-serve breakfast items, and Yoplait Parfait Pro Greek yogurt made strong contributions to 2013 sales.

Fourth Quarter Results Summary

Net sales for the fourth quarter of 2013 rose 8 percent to $4.4 billion, with pound volume up 11 percent. Net price realization and mix reduced net sales growth by 1 percentage point, and foreign exchange reduced sales growth by 2 points. New businesses contributed 7 points of the net sales growth. Excluding new businesses, net sales grew 1 percent, including 2 points of pound volume growth. Segment operating profit declined 2 percent to $722 million, primarily reflecting higher input costs and increased in-store merchandising activity compared to the year-ago period (Please see Note 11 for reconciliation of this non-GAAP measure). Advertising and media expense was 5 percent above year-ago levels. Net earnings attributable to General Mills increased 13 percent to $366 million and diluted EPS grew to $0.55 per share. Adjusted diluted EPS totaled $0.53 compared to $0.60 a year earlier. (Please see Note 11 for reconciliation of this non-GAAP measure).

U.S. Retail Segment Results

Fiscal 2013 net sales for General Mills’ U.S. Retail operations grew 1 percent to $10.6 billion, reflecting higher pound volume. The Snacks, Small Planet Foods, Baking Products and Meals divisions led US Retail sales growth for the year. Advertising and media expense was 5 percent below strong year-ago levels. U.S. Retail segment operating profit rose 4 percent to $2.4 billion.

Fourth-quarter net sales for the U.S. Retail segment grew 2 percent to $2.5 billion. Higher pound volume contributed 2 points of net sales growth. Segment operating profit totaled $517 million, below year-ago levels primarily due to higher input costs and higher levels of in-store merchandising activity compared to the year-ago period.

International Segment Results

Fiscal 2013 net sales for General Mills’ consolidated international businesses grew 24 percent to $5.2 billion. Pound volume contributed 34 points of net sales growth, including 32 points from new businesses. Net price realization and mix reduced net sales growth by 6 percentage points, and foreign-currency translation subtracted 4 points of net sales growth. Fiscal 2013 international results include 13 months of business results for our Europe region, as part of a long-term plan to conform the fiscal year-ends of all our operations. Fiscal 2012 international results included 13 months for our China operations. These changes in reporting period had no material impact on our consolidated results.

On a constant-currency basis, International segment net sales grew 28 percent overall, with sales up 11 percent in the Asia / Pacific region; sales more than doubling in Latin America including Yoki; 15 percent growth in Europe; and sales up 22 percent in Canada including Yoplait. (Please see note 11 below for reconciliation of this non-GAAP measure).

International segment operating profit grew 14 percent to $490 million including a 10 percent increase in advertising and media expense, as well as the negative effects of Venezuelan currency devaluation.

In the fourth quarter, International segment net sales grew 27 percent to $1.4 billion. Pound volume contributed 35 points of net sales growth, including 32 points from new businesses. Price realization and mix reduced sales growth by 3 points, and foreign exchange reduced sales growth by 5 points. Advertising and media expense grew at a double-digit rate. Segment operating profit grew 8 percent to $129 million.

Bakeries and Foodservice Segment Results

Fiscal 2013 net sales for the Bakeries and Foodservice segment totaled $2.0 billion, slightly below prior-year results due to 1 percent lower pound volume. Segment operating profit grew 10 percent to $315 million, and segment operating profit margin expanded to exceed 16 percent.

In the fourth quarter, Bakeries and Foodservice pound volume was down 1 percent and segment net sales declined 2 percent to $502 million. Segment operating profit of $75 million was 7 percent lower, primarily reflecting higher manufacturing costs year-over-year.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Haagen Dazs Japan (HDJ) joint ventures rose 12 percent in fiscal 2013 to reach $99 million. Constant-currency net sales grew 2 percent for CPW and 5 percent for HDJ. In the fourth quarter, after-tax earnings of $22 million increased at a strong double-digit rate from year-ago results that were hindered by a higher tax rate.

Corporate Items

Unallocated corporate items represented net expense of $326 million in 2013 compared to net expense of $348 million in 2012. Excluding the effects of changes in mark-to-market valuation of certain commodity positions, unallocated corporate items totaled $330 million net expense this year compared to $243 million in 2012. This includes pension expense, which increased $40 million in fiscal 2013 compared to 2012.

Restructuring, impairment and other exit costs totaled $20 million in 2013 compared to $102 million in 2012. Costs in both years are primarily associated with a companywide productivity and savings plan announced in the fourth quarter of fiscal 2012.

Net interest expense in 2013 totaled $317 million, 10 percent below prior-year levels due to changes in debt mix. The effective tax rate for 2013 was 29.2 percent. Excluding certain items affecting comparability of results, the effective tax rate was 32.4 percent in 2013 matching last year’s rate. For the fourth quarter, the effective tax rate excluding items affecting comparability was 35.1 percent in 2013 compared to 31.1 percent in 2012 (Please see Note 11 below for reconciliation of this non-GAAP measure).

Cash Flow Items

Cash provided by operating activities totaled $2.9 billion in 2013, including a $200 million voluntary contribution to the company’s domestic pension plan made during the fourth quarter. Capital investments totaled $614 million in 2013. Dividends paid rose 8 percent to $868 million. General Mills repurchased approximately 24 million shares of common stock in 2013 for a total of $1.0 billion. Average diluted shares outstanding in 2013 were 666 million, approximately 1 million shares lower than the 2012 average balance.

Outlook

“Our business plans for 2014 include strong levels of innovation on established product lines and a high-quality lineup of new products,” Powell said. “We also will have three months of incremental contribution from Yoki and Yoplait Canada. In total, we expect our net sales to grow at a low single-digit rate in 2014 to exceed $18 billion.”

General Mills said that strong holistic margin management efforts companywide are expected to offset input cost inflation, estimated at 3 percent in 2014. The company expects to generate mid single-digit growth in segment operating profit for the year.

Fiscal 2014 adjusted diluted earnings per share are expected to grow at a high single-digit rate, to a range of $2.87 to $2.90 per share. Planned share repurchases are expected to reduce average net diluted shares outstanding by 2 percent.

General Mills will hold a briefing for investors today, June 26, 2013, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

Adjusted diluted EPS, total segment operating profit, international sales excluding foreign currency translation effects, and adjusted effective tax rate are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 11 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2013	% Change	2012	% Change	2011
	(Unaudited)
Net sales	$17,774.1	6.7%	$16,657.9	11.9%	$14,880.2
Cost of sales	11,350.2	6.9%	10,613.2	18.9%	8,926.7
Selling, general, and administrative expenses	3,552.3	5.1%	3,380.7	5.9%	3,192.0
Divestitures (gain)	—	NM	—	NM	(17.4)
Restructuring, impairment, and other exit costs	19.8	NM	101.6	NM	4.4

Operating profit	2,851.8	11.3%	2,562.4	(7.6%)	2,774.5
Interest, net	316.9	(9.9%)	351.9	1.6%	346.3

Earnings before income taxes and after-tax earnings from joint ventures	2,534.9	14.7%	2,210.5	(9.0%)	2,428.2
Income taxes	741.2	4.5%	709.6	(1.6%)	721.1
After-tax earnings from joint ventures	98.8	12.0%	88.2	(8.5%)	96.4

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,892.5	19.1%	1,589.1	(11.9%)	1,803.5
Net earnings attributable to redeemable and noncontrolling interests	37.3	71.1%	21.8	319.2%	5.2

Net earnings attributable to General Mills	$1,855.2	18.4%	$1,567.3	(12.8%)	$1,798.3

Earnings per share—basic	$2.86	18.2%	$2.42	(13.6%)	$2.80

Earnings per share—diluted	$2.79	18.7%	$2.35	(13.0%)	$2.70

Dividends per share	$1.32	8.2%	$1.22	8.9%	$1.12

	Fiscal Year
	2013	Basis Pt Change	2012	Basis Pt Change	2011
Comparisons as a % of net sales:
Gross margin	36.1%	(20)	36.3%	(370)	40.0%
Selling, general, and administrative expenses	20.0%	(30)	20.3%	(120)	21.5%
Operating profit	16.0%	60	15.4%	(320)	18.6%
Net earnings attributable to General Mills	10.4%	100	9.4%	(270)	12.1%

	Fiscal Year
	2013	Basis Pt Change	2012	Basis Pt Change	2011
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	36.1%	(80)	36.9%	(250)	39.4%
Operating profit	16.2%	(50)	16.7%	(130)	18.0%
Net earnings attributable to General Mills	10.1%	(10)	10.2%	(90)	11.1%

(a)	See Note 11 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 26, 2013	May 27, 2012	% Change
Net sales	$4,410.7	$4,066.4	8.5%
Cost of sales	2,880.1	2,570.3	12.1%
Selling, general, and administrative expenses	928.2	857.4	8.3%
Restructuring, impairment, and other exit costs	1.8	100.7	(98.2%)

Operating profit	600.6	538.0	11.6%
Interest, net	81.8	83.3	(1.8%)

Earnings before income taxes and after-tax earnings from joint ventures	518.8	454.7	14.1%
Income taxes	163.5	135.4	20.8%
After-tax earnings from joint ventures	21.5	15.5	38.7%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	376.8	334.8	12.5%
Net earnings attributable to redeemable and noncontrolling interests	10.5	9.4	11.7%

Net earnings attributable to General Mills	$366.3	$325.4	12.6%

Earnings per share—basic	$0.57	$0.50	14.0%

Earnings per share—diluted	$0.55	$0.49	12.2%

Dividends per share	$0.330	$0.305	8.2%

	Quarter Ended
	May 26, 2013	May 27, 2012	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	34.7%	36.8%	(210)
Selling, general, and administrative expenses	21.0%	21.1%	(10)
Operating profit	13.6%	13.2%	40
Net earnings attributable to General Mills	8.3%	8.0%	30

	Quarter Ended
	May 26, 2013	May 27, 2012	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	34.8%	37.2%	(240)
Operating profit	13.8%	16.2%	(240)
Net earnings attributable to General Mills	8.1%	9.9%	(180)

(a)	See Note 11 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2013	% Change	2012	% Change	2011
	(Unaudited)
Net sales:
U.S. Retail	$10,614.9	1.3%	$10,480.2	3.1%	$10,163.9
International	5,200.2	24.0%	4,194.3	45.9%	2,875.5
Bakeries and Foodservice	1,959.0	(1.2)%	1,983.4	7.7%	1,840.8

Total	$17,774.1	6.7%	$16,657.9	11.9%	$14,880.2

Operating profit:
U.S. Retail	$2,392.9	4.3%	$2,295.3	(2.2)%	$2,347.9
International	490.2	14.1%	429.6	47.4%	291.4
Bakeries and Foodservice	314.6	9.7%	286.7	(6.4)%	306.3

Total segment operating profit	3,197.7	6.2%	3,011.6	2.2%	2,945.6
Unallocated corporate items	326.1	(6.2)%	347.6	88.8%	184.1
Divestitures (gain)	—	NM	—	NM	(17.4)
Restructuring, impairment, and other exit costs	19.8	(80.5)	101.6	NM	4.4

Operating profit	$2,851.8	11.3%	$2,562.4	(7.6)%	$2,774.5

	Fiscal Year
	2013	Basis Pt Change	2012	Basis Pt Change	2011
Segment operating profit as a % of net sales:
U.S. Retail	22.5%	60	21.9%	(120)	23.1%
International	9.4%	(80)	10.2%	10	10.1%
Bakeries and Foodservice	16.1%	160	14.5%	(210)	16.6%

Total segment operating profit	18.0%	(10)	18.1%	(170)	19.8%

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 26, 2013	May 27, 2012	% Change
Net sales:
U.S. Retail	$2,471.4	$2,422.2	2.0%
International	1,437.4	1,133.4	26.8%
Bakeries and Foodservice	501.9	510.8	(1.7)%

Total	$4,410.7	$4,066.4	8.5%

Operating profit:
U.S. Retail	$517.3	$536.2	(3.5)%
International	129.1	119.4	8.1%
Bakeries and Foodservice	75.3	81.0	(7.0)%

Total segment operating profit	721.7	736.6	(2.0)%
Unallocated corporate items	119.3	97.9	21.9
Restructuring, impairment, and other exit costs	1.8	100.7	NM

Operating profit	$600.6	$538.0	11.6%

	Quarter Ended
	May 26, 2013	May 27, 2012	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	20.9%	22.1%	(120)
International	9.0%	10.5%	(150)
Bakeries and Foodservice	15.0%	15.9%	(90)

Total segment operating profit	16.4%	18.1%	(170)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 26, 2013	May 27, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$741.4	$471.2
Receivables	1,446.4	1,323.6
Inventories	1,545.5	1,478.8
Deferred income taxes	128.0	59.7
Prepaid expenses and other current assets	437.6	358.1

Total current assets	4,298.9	3,691.4
Land, buildings, and equipment	3,878.1	3,652.7
Goodwill	8,622.2	8,182.5
Other intangible assets	5,015.1	4,704.9
Other assets	843.7	865.3

Total assets	$22,658.0	$21,096.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,423.2	$1,148.9
Current portion of long-term debt	1,443.3	741.2
Notes payable	599.7	526.5
Other current liabilities	1,827.7	1,426.6

Total current liabilities	5,293.9	3,843.2
Long-term debt	5,926.1	6,161.9
Deferred income taxes	1,389.1	1,171.4
Other liabilities	1,952.9	2,189.8

Total liabilities	14,562.0	13,366.3

Redeemable interest	967.5	847.8
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,166.6	1,308.4
Retained earnings	10,702.6	9,958.5
Common stock in treasury, at cost, shares of 113.8 and 106.1	(3,687.2)	(3,177.0)
Accumulated other comprehensive loss	(1,585.3)	(1,743.7)

Total stockholders’ equity	6,672.2	6,421.7
Noncontrolling interests	456.3	461.0

Total equity	7,128.5	6,882.7

Total liabilities and equity	$22,658.0	$21,096.8

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2013	2012
	(Unaudited)
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,892.5	$1,589.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	588.0	541.5
After-tax earnings from joint ventures	(98.8)	(88.2)
Distributions of earnings from joint ventures	115.7	68.0
Stock-based compensation	100.4	108.3
Deferred income taxes	81.8	149.4
Tax benefit on exercised options	(103.0)	(63.1)
Pension and other postretirement benefit plan contributions	(223.2)	(222.2)
Pension and other postretirement benefit plan costs	131.2	77.8
Restructuring, impairment, and other exit costs	(60.2)	97.8
Changes in current assets and liabilities, excluding the effects of acquisitions	471.1	243.8
Other, net	30.5	(95.0)

Net cash provided by operating activities	2,926.0	2,407.2

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(613.9)	(675.9)
Acquisitions, net of cash acquired	(898.0)	(1,050.1)
Investments in affiliates, net	(40.4)	(22.2)
Proceeds from disposal of land, buildings, and equipment	24.2	2.2
Exchangeable note	16.2	(131.6)
Other, net	(3.5)	6.8

Net cash used by investing activities	(1,515.4)	(1,870.8)

Cash Flows—Financing Activities
Change in notes payable	(44.5)	227.9
Issuance of long-term debt	1,001.1	1,390.5
Payment of long-term debt	(542.3)	(1,450.1)
Proceeds from common stock issued on exercised options	300.8	233.5
Tax benefit on exercised options	103.0	63.1
Purchases of common stock for treasury	(1,044.9)	(313.0)
Dividends paid	(867.6)	(800.1)
Distributions to noncontrolling and redeemable interest holders	(39.2)	(5.2)
Other, net	(6.6)	(13.2)

Net cash used by financing activities	(1,140.2)	(666.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(18.2)

Increase (decrease) in cash and cash equivalents	270.2	(148.4)
Cash and cash equivalents—beginning of year	471.2	619.6

Cash and cash equivalents—end of year	$741.4	$471.2

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(44.6)	$(24.2)
Inventories	18.7	144.5
Prepaid expenses and other current assets	(64.3)	149.4
Accounts payable	263.6	12.1
Other current liabilities	297.7	(38.0)

Changes in current assets and liabilities	$471.1	$243.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Certain reclassifications to our previously reported financial information have been made to conform to the current period presentation.

(2)	Our consolidated results for fiscal 2013 include operating activity from the acquisitions of Yoki in Brazil (second quarter of fiscal 2013), Yoplait Ireland (first quarter of fiscal 2013), Food Should Taste Good in the United States (fourth quarter of fiscal 2012), Parampara Foods in India (first quarter of fiscal 2013), Immaculate Baking Company in the United States (third quarter of fiscal 2013), and the assumption of the Canadian Yoplait franchise license (second quarter of fiscal 2013). Also included in the first quarter of fiscal 2013 are two additional months of results from the acquisition of Yoplait S.A.S. (first quarter of fiscal 2012). Collectively, these items are referred to as “new businesses” in comparing our fiscal 2013 results to fiscal 2012 within this release.

At the beginning of fiscal 2013, we realigned certain divisions within our U.S. Retail operating segment and certain geographic regions within our International operating segment. These realignments had no effect on previously reported consolidated net sales, operating segments’ net sales, operating profit, segment operating profit, net earnings attributable to General Mills or earnings per share.

As part of a long-term plan to conform the fiscal year ends of all our operations, we have changed the reporting period of certain countries within our International segment from an April fiscal year end to a May fiscal year end to match our fiscal calendar. Accordingly, in the year of change, our results include 13 months of results from the affected operations compared to 12 months in previous fiscal years. We changed the reporting period for our operations in Europe and Australia in fiscal 2013. We changed the reporting period for our operations in China in fiscal 2012. The impact of these changes was not material to our consolidated results of operations and, therefore, we did not restate prior period financial statements for comparability. Our international Yoplait, Yoki, and India businesses remain on an April fiscal year end.

(3)	On August 1, 2012, we acquired Yoki Alimentos S.A. (Yoki), a privately held food company headquartered in Sao Bernardo do Campo, Brazil, for an aggregate purchase price of $940 million, including $89 million of non-cash consideration for net debt assumed. Yoki operates in several food categories, including snacks, convenient meals, basic foods, and seasonings. We consolidated Yoki into our Consolidated Balance Sheets and recorded goodwill of $363 million. Indefinite lived intangible assets acquired include brands of $253 million. Finite lived intangible assets acquired primarily include customer relationships of $18 million. The pro forma effects of this acquisition were not material.

(4)	In fiscal 2013, we recorded a $20 million restructuring charge, primarily related to a productivity and cost savings plan approved in the fourth quarter of fiscal 2012. The plan was designed to improve organizational effectiveness and focus on key growth strategies, and included organizational changes to strengthen business alignment and actions to accelerate administrative efficiencies across all of our operating segments and support functions. These restructuring actions are expected to be completed by the end of fiscal 2014.

(5)	In February 2013, the Venezuelan government devalued the bolivar by resetting the official exchange rate. As a result of the devaluation we recorded a $25 million foreign exchange loss in our International segment in fiscal 2013.

(6)	For the fourth quarter of fiscal 2013, unallocated corporate expense totaled $119 million compared to $98 million in the same period last year. We recorded a $4 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2013, compared to an $18 million net increase in expense in the fourth quarter of fiscal 2012. Pension expense increased $10 million in the fourth quarter of fiscal 2013 compared to the same quarter last year. Additionally, we recorded $4 million of integration costs related to the acquisition of Yoki in the fourth quarter of fiscal 2013 compared to $3 million of integration costs related to the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S. recorded in the fourth quarter of fiscal 2012.

For fiscal 2013, unallocated corporate expense was $326 million compared to $348 million last year. In fiscal 2013 we recorded a $4 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $104 million net increase in expense last year. Pension expense increased $40 million in fiscal 2013 compared to fiscal 2012. Additionally, we recorded $12 million of integration costs related to the acquisition of Yoki in fiscal 2013 compared to $11 million of integration costs related to the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S. recorded in fiscal 2012.

(7)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 26, 2013	May 27, 2012	2013	2012	2011
Net earnings attributable to General Mills	$366.3	$325.4	$1,855.2	$1,567.3	$1,798.3

Average number of common shares—basic EPS	647.4	650.1	648.6	648.1	642.7
Incremental share effect from: (a)
Stock options	12.8	13.0	12.0	13.9	16.6
Restricted stock, restricted stock units, and other	5.0	5.2	5.0	4.7	5.5

Average number of common shares—diluted EPS	665.2	668.3	665.6	666.7	664.8

Earnings per share—basic	$0.57	$0.50	$2.86	$2.42	$2.80
Earnings per share—diluted	$0.55	$0.49	$2.79	$2.35	$2.70

(a) Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(8)	In January 2013, we issued $750 million aggregate principal amount of fixed rate notes. The issuance consisted of $250 million 0.875 percent notes due January 29, 2016 and $500 million 4.15 percent notes due February 15, 2043. Interest on the fixed-rate notes is payable semi-annually in arrears. The fixed rate notes due January 29, 2016 may be redeemed in whole, or in part, at our option at any time for a specified make whole amount. The fixed rate notes due February 15, 2043 may be redeemed in whole, or in part, at our option at any time prior to August 15, 2042 for a specified make whole amount and any time on or after that date at par. These notes are senior unsecured obligations that include a change of control repurchase provision. The net proceeds were used to reduce our commercial paper borrowings.

In January 2013, we issued $250 million floating rate notes due January 29, 2016. The floating-rate notes bear interest equal to three-month LIBOR plus 30 basis points, subject to quarterly reset. Interest on the floating-rate notes is payable quarterly in arrears. The floating rate notes are not redeemable prior to maturity. These notes are senior unsecured obligations that include a change of control repurchase provision. The net proceeds were used to reduce our commercial paper borrowings.

(9)	During the fourth quarter of fiscal 2013, we entered into an accelerated share repurchase (ASR) agreement with an unrelated third party financial institution to repurchase an aggregate of $300 million of our outstanding common stock. Under the ASR agreement, we paid $300 million to the financial institution and received 6 million shares of common stock with a fair value of $270 million during the fourth quarter of 2013, which represents approximately 90 percent of the total shares expected to be repurchased under the agreement. We will settle the outstanding 10 percent of the ASR agreement upon completion in the first quarter of fiscal 2014 through the use of the remaining $30 million paid to the financial institution.

(10)	The effective tax rate for fiscal 2013 was 29.2 percent compared to 32.1 percent in fiscal 2012. The 2.9 percentage point decrease was primarily related to the restructuring of a subsidiary during the first quarter of fiscal 2013 which resulted in a $63 million decrease to deferred income tax liabilities related to the tax basis of the investment in the subsidiary and certain distributed assets, with a corresponding discrete non-cash reduction to income taxes. During fiscal 2013, we also recorded a $34 million discrete decrease in income tax expense and an increase in our deferred tax assets related to certain actions taken to restore part of the tax benefits associated with Medicare Part D subsidies which had previously been reduced in fiscal 2010 with the enactment of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. Our fiscal 2013 tax expense also includes a $12 million charge associated with the liquidation of a corporate investment.

(11)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), restructuring costs related to our fiscal 2012 productivity and cost savings plan (“restructuring costs”), integration costs resulting from the acquisitions of Yoki in fiscal 2013 and Yoplait S.A.S. and Yoplait Marques S.A.S. in fiscal 2012 (“acquisition integration costs”), and the effects from various discrete tax items (“tax items”) (collectively, these four items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Fiscal Year
Per Share Data	May 26, 2013	May 27, 2012	2013	2012
Diluted earnings per share, as reported	$0.55	$0.49	$2.79	$2.35
Mark-to-market effects (a)	0.01	0.01	—	0.10
Restructuring costs (b)	—	0.10	0.02	0.10
Tax items (c)	(0.03)	—	(0.13)	—
Acquisition integration costs (d)	—	—	0.01	0.01

Diluted earnings per share, excluding certain items affecting comparability	$0.53	$0.60	$2.69	$2.56

(a) See Note 6.

(b) See Note 4.

(c) See Note 10.

(d) Integration costs resulting from the acquisitions of Yoki, Yoplait S.A.S., and Yoplait Marques S.A.S.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	May 26, 2013		May 27, 2012
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,530.6	34.7%	$1,496.1	36.8%
Mark-to-market effects (b)	4.2	0.1%	18.5	0.4%

Adjusted gross margin	$1,534.8	34.8%	$1,514.6	37.2%

Operating profit as reported	$600.6	13.6%	$538.0	13.2%
Mark-to-market effects (b)	4.2	0.1%	18.5	0.4%
Restructuring costs (c)	1.9	—%	100.6	2.5%
Acquisition integration costs (d)	4.2	0.1%	3.4	0.1%

Adjusted operating profit	$610.9	13.8%	$660.5	16.2%

Net earnings attributable to General Mills as reported	$366.3	8.3%	$325.4	8.0%
Mark-to-market effects, net of tax (b)	2.6	0.1%	11.6	0.3%
Restructuring costs, net of tax (c)	1.5	—%	64.3	1.6%
Acquisition integration costs, net of tax (d)	2.9	0.1%	2.5	—%
Tax items (e)	(18.7)	(0.4)%	—	—%

Adjusted net earnings attributable to General Mills	$354.6	8.1%	$403.8	9.9%

	Fiscal Year
In Millions	2013		2012
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,423.9	36.1%	$6,044.7	36.3%
Mark-to-market effects (b)	(4.4)	—%	104.2	0.6%

Adjusted gross margin	$6,419.5	36.1%	$6,148.9	36.9%

Operating profit as reported	$2,851.8	16.0%	$2,562.4	15.4%
Mark-to-market effects (b)	(4.4)	—%	104.2	0.6%
Restructuring costs (c)	18.6	0.1%	100.6	0.6%
Acquisition integration costs (d)	12.3	0.1%	11.2	0.1%

Adjusted operating profit	$2,878.3	16.2%	$2,778.4	16.7%

Net earnings attributable to General Mills as reported	$1,855.2	10.4%	$1,567.3	9.4%
Mark-to-market effects, net of tax (b)	(2.8)	—%	65.6	0.4%
Restructuring costs, net of tax (c)	15.9	0.1%	64.3	0.4%
Acquisition integration costs, net of tax (d)	8.8	0.1%	9.7	—%
Tax items (e)	(85.4)	(0.5)%	—	—%

Adjusted net earnings attributable to General Mills	$1,791.7	10.1%	$1,706.9	10.2%

(a) Net sales less cost of sales.

(b) See Note 6.

(c) See Note 4.

(d) Integration costs resulting from the acquisitions of Yoki, Yoplait S.A.S., and Yoplait Marques S.A.S.

(e) See Note 10.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Fiscal Year Ended May 26, 2013
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe (a)	11%	(4	)pts	15%
Canada	22	—		22
Asia/Pacific	11	—		11
Latin America	116	(23)		139

Total International	24%	(4	)pts	28%

(a) The percentage change in net sales as reported for the Europe region includes 4 percentage points of growth due to an additional month of results. See Note 2.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability:

	Quarter Ended				Fiscal Year Ended
	May 26, 2013		May 27, 2012		May 26, 2013		May 27, 2012
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$518.8	$163.5	$454.7	$135.4	$2,534.9	$741.2	$2,210.5	$709.6
Mark-to-market effects (b)	4.2	1.6	18.5	6.9	(4.4)	(1.6)	104.2	38.6
Restructuring costs (c)	1.9	0.4	100.6	36.3	18.6	2.7	100.6	36.3
Acquisition integration costs (d)	4.2	1.3	3.4	0.9	12.3	3.5	11.2	1.5
Tax items (e)	—	18.7	—	—	—	85.4	—	—

As adjusted	$529.1	$185.5	$577.2	$179.5	$2,561.4	$831.2	$2,426.5	$786.0

Effective tax rate:
As reported		31.5%		29.8%		29.2%		32.1%
As adjusted		35.1%		31.1%		32.4%		32.4%

(a) Earnings before income taxes and after-tax earnings from joint ventures.

(b) See Note 6.

(c) See Note 4.

(d) Integration costs resulting from the acquisitions of Yoki, Yoplait S.A.S., and Yoplait Marques S.A.S.

(e) See Note 10.